Exhibit 5.2

Coca-Cola FEMSA, S.A.B. de C.V.	Guillermo Glez. Camarena No. 600 Col. Centro de Ciudad Santa Fe
01210-México, D.F. Conm.: 5081-5100

July 15, 2010

Coca-Cola FEMSA, S.A.B. de C.V.

Guillermo González Camarena N0. 600

Centro de Ciudad Santa Fe

01210 México, D.F.

México

Re:       Coca-Cola FEMSA, S.A.B. de C.V.
Registration Statement on Form F-4

Ladies and Gentlemen:

I am the General Counsel of Coca-Cola FEMSA, S.A.B. de C.V. (the “Company”), a corporation (sociedad anónima bursátil de capital variable) organized under the laws of the United Mexican States (“Mexico”), and have acted as Mexican counsel to the Company in connection with the issuance and sale of U.S.$ 500,000,000 aggregate principal amount of its 4.625% Senior Notes due 2020 (the “Notes”), issued under an Indenture, dated as of February 5, 2010 (the “Base Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), registrar, paying agent and transfer agent, as supplemented by the First Supplemental Indenture, dated as of February 5, 2010 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Company, the Trustee and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent and transfer agent.

In my capacity as the General Counsel of the Company, I am familiar with the preparation and filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form F-4 (the “Registration Statement”) in connection with the proposed offer to exchange (the “Exchange Offer”) up to U.S. $500,000,000 aggregate principal amount of 4.625% Notes due 2020 (the “Exchange Notes”) that will be registered under the Act for an equal principal amount of the Company’s issued and outstanding Notes.  The Exchange Notes will be issued pursuant to the Indenture.  This opinion is rendered in connection with the registration of the Exchange Notes on the Registration Statement with the Commission.

In connection with the foregoing, I have reviewed copies of the following documents:

(i)         the articles of incorporation and by-laws (estatutos sociales) of the Company;

(ii)        the Registration Statement and the prospectus (the “Prospectus”) contained therein;

(iii)       an executed copy of the Indenture;

(iv)       the form of the Exchange Notes; and

(v)        such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

In addition, I have reviewed the originals or copies, certified or otherwise identified to my satisfaction, of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, I have assumed, without any independent investigation or verification of any kind, (i) the validity, binding effect and enforceability of the Indenture and the Exchange Notes under the laws of the State of New York in the United States of America; (ii) that the Exchange Notes conform to the form thereof that I have reviewed and will be duly authenticated and issued, as applicable, in accordance with the terms of the Indenture; (iii) the genuineness and authenticity of all signatures, opinions, documents and papers submitted to me; and (iv) that copies of all opinions, documents and papers submitted to me are complete and conform to the originals thereof. As to questions of fact material to the opinion hereinafter expressed, I have, when relevant facts where not independently established by me, relied upon certificates of the Company or their respective officers.

In addition, I have assumed that the Company has satisfied the legal requirements that are applicable to it under applicable law other than the laws of Mexico to the extent necessary to make the Exchange Notes enforceable against it.  I have also assumed that the Trustee has satisfied the legal requirements that are applicable to it under applicable law other than the law of Mexico to the extent necessary to make the Indenture enforceable against it.

I express no opinion as to any laws other than the laws of Mexico, and I have assumed that there is nothing in the law of any other jurisdiction that affects my opinion which is delivered based upon applicable law as of the date hereof. In particular, I have made no independent investigation of the laws of the United States of America or any jurisdiction thereof as a basis for the opinions stated herein and do not express or imply any opinion on or based on the criteria or standards provided for in such laws.

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Based upon the foregoing, having regard for such other considerations as I deem relevant and subject to the further qualifications set forth below, I am of the opinion that:

1.         The Company has been duly incorporated and is validly existing as a sociedad anónima bursátil de capital variable under the laws of Mexico and has the power and authority to issue and deliver the Exchange Notes under the Exchange Offer.

2.         The Exchange Notes have been duly authorized by the Company.

This opinion is subject to the same assumptions and qualifications, where applicable, as the opinion issued on February 5, 2010, to Bank of America Securities LLC and Goldman Sachs & Co. as representatives of the initial purchasers of the Notes.

In rendering the foregoing opinion, I have relied as to matters of U.S. federal and New York state law on the opinion of Cleary Gottlieb Steen & Hamilton LLP, U.S. counsel for the Company.

This opinion is given solely for the purpose of the Company’s application for registration of the Exchange Notes with the Commission. I hereby consent to the filing of this opinion as exhibit to the Registration Statement and to the reference to me under the heading “Validity of the Exchange Notes” in the prospectus included in the Registration Statement.  In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert" as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder. Cleary Gottlieb Steen & Hamilton LLP may rely upon this opinion in rendering their opinion to the Company. This opinion is not to be relied upon by anyone else or used, circulated, filed, quoted or otherwise referred to for any other purpose, without my prior written consent.

This opinion is being rendered based on the legal provisions applicable in Mexico as of the date hereof. I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if I become aware of any facts that might change the opinions expressed herein after the date hereof.

Very truly yours,

/s/ Carlos Luis Díaz Sáenz

Carlos Luis Díaz Sáenz

General Counsel

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